Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2011 Results

February 16, 2012 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the fourth quarter and fiscal year ended December 31, 2011.

	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter and Fiscal Year Financial Highlights (unaudited)
	Fourth Quarter 2011	Diluted Per Share	Fourth Quarter 2010	Diluted Per Share

Sales	$ 192.7 million		$ 147.1 million
Loss from continuing operations	$ (16.6) million	$(0.18)	$ (24.5) million	$(0.26)

Included in the calculation of loss from continuing operations:
Debt issuance cost write-offs	$ 0.5 million	$0.00	$ 0.6 million	$0.01
Facility closure costs	$ 0.4 million	$0.01	$ 0.1 million	$0.00
Tax valuation allowance	$ 6.5 million	$0.07	$ 9.4 million	$0.10

Adjusted loss from continuing operations*	$ (9.5) million	$(0.10)	$ (14.5) million	$(0.15)

Weighted average shares outstanding	95.0 million		94.9 million

Adjusted EBITDA*	$ (3.3) million		$ (12.5) million

	September 30,	September 30,	September 30,	September 30,
	Fiscal Year 2011	Diluted Per Share	Fiscal Year 2010	Diluted Per Share

Sales	$ 779.1 million		$ 700.3 million
Loss from continuing operations	$ (64.6) million	$(0.68)	$ (94.3) million	$(1.03)

Included in the calculation of loss from continuing operations:
Debt issuance cost write-offs	$ 0.5 million	$0.00	$ 4.7 million	$0.03
Facility closure costs	$ 2.5 million	$0.02	$ 0.6 million	$0.00
Tax valuation allowance	$ 26.1 million	$0.27	$ 35.4 million	$0.39

Adjusted loss from continuing operations*	$ (36.7) million	$(0.39)	$ (55.5) million	$(0.61)

Weighted average shares outstanding	95.0 million		91.7 million

Adjusted EBITDA*	$ (15.0) million		$ (43.6) million

*	See reconciliation attached.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2011 Results (continued)

“Our sales for the fourth quarter of 2011 were $192.7 million, up 31.0 percent from sales of $147.1 million in the fourth quarter of 2010. We accomplished this substantial sales increase despite actual U.S. single-family starts increasing only 4.7%, the average number of U.S. single-family units under construction decreasing 10.7%, and average commodity prices being relatively flat during the quarter”, said Floyd Sherman, Builders FirstSource Chief Executive Officer. “Our Adjusted EBITDA for the quarter was a loss of $3.3 million compared to a loss of $12.5 million in the fourth quarter of 2010.” Commenting on fiscal 2011 results, Mr. Sherman continued, “We ended the year with sales of $779.1 million, up 11.2 percent over 2010 sales of $700.3 million, and improved our Adjusted EBITDA by $28.6 million, to a loss of $15.0 million. Our financial results improved in spite of an 8.6% decline in U.S. single-family starts, a 14.1% decline in U.S. single-family units under construction, and commodity deflation of approximately 6.0% for the year.”

“We continue to open a significant number of new accounts and increase our sales with the national builders. In addition, our improved liquidity made possible by our new term loan enabled us to take advantage of opportunistic inventory buys towards the end of the year. Our strong inventory position at year-end should allow us to cover our customer requirements in the first quarter of 2012, and also give our sales force the flexibility to continue to pursue new sales opportunities. Single family housing starts in 2011 were the lowest since the downturn began in 2006. I am extremely proud that despite this fact, we were able to dramatically grow our market share and make such sizeable improvements to our financial results.”

Commenting on fourth quarter results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Our gross margin percentage was 20.4% for the fourth quarter of 2011, up 1.3 percentage points from 19.1% in the fourth quarter of 2010. Higher sales volume drove this improvement in gross margin as we were able to leverage our fixed costs within cost of goods sold. At the same time, we controlled our operating expenses extremely well as our selling, general and administrative expense increased just 3.2 percent on a 31.0 percent increase in sales.” Mr. Crow continued, “From a liquidity standpoint, we ended the year with cash of $146.8 million and net liquidity of $111.8 million, after giving effect to the $35.0 million minimum cash requirement contained in our new term loan agreement. Given our strong sales performance during the quarter, combined with inventory buys towards the end of the year, we did not see the anticipated reduction in working capital, and in fact saw working capital increase during the quarter by approximately $8.0 million. However, our components of working capital remained healthy for the quarter as our accounts receivable days were 35.3 days compared to 36.2 days in the fourth quarter of 2010, inventory turns were 8.7x compared to 7.9x, and our accounts payable days were just below 30.0 days.”

Fourth Quarter 2011 Results Compared to Fourth Quarter 2010

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•

Sales were $192.7 million compared to $147.1 million last year, an improvement of $45.6 million or 31.0 percent. We estimate sales increased approximately 29 percent due to increased sales volume and 2 percent due to price.

•

Gross margin percentage was 20.4 percent in the current quarter, up from 19.1 percent, a 1.3 percentage point increase from the fourth quarter of 2010, primarily due to increased sales volume and our ability to leverage fixed costs within costs of goods sold.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2011 Results (continued)

•

SG&A expenses increased $1.5 million, or 3.2 percent, in the current quarter. As a percentage of sales, however, SG&A expense decreased from 31.0 percent in the fourth quarter of 2010 to 24.4 percent in the current quarter. Our salaries and benefits expense, excluding stock compensation expense, was $27.1 million, or 14.1 percent of sales, in the current quarter compared to $26.1 million, or 17.7 percent of sales, in the fourth quarter of 2010. Delivery expense increased $0.6 million, or 7.4 percent, as a result of increased sales volume.

•	Interest expense was $8.1 million in the current quarter, an increase of $1.2 million from the fourth quarter of 2010, primarily due to the issuance of our new term loan in December 2011.

•

We recorded $0.3 million of income tax expense in the fourth quarter of 2011, compared to a $0.1 million income tax benefit in the fourth quarter of 2010. We recorded an after-tax, non-cash valuation allowance of $6.5 million and $9.4 million in the fourth quarters of 2011 and 2010, respectively, related to our net deferred tax assets. Absent the valuation allowance, our tax benefit rate would have been 38.0 percent and 38.9 percent in the fourth quarters of 2011 and 2010, respectively.

•

Loss from continuing operations was $16.6 million, or $0.18 loss per diluted share, compared to a loss of $24.5 million, or $0.26 per diluted share, in the same quarter last year. Excluding the valuation allowance, facility closure costs and debt issuance cost write-offs, our loss from continuing operations was $0.10 per diluted share for the current quarter, compared to a loss of $0.15 per diluted share for the fourth quarter of 2010.

•	Net loss for the fourth quarter of 2011 was $16.7 million, or $0.18 loss per diluted share, compared to a loss of $24.6 million, or $0.26 per diluted share, in the fourth quarter of 2010.

•	Diluted weighted average shares outstanding were 95.0 million in the fourth quarter of 2011 compared to 94.9 million in the same quarter of 2010.

•	Adjusted EBITDA was a loss of $3.3 million compared to a loss of $12.5 million in the same quarter last year. See reconciliation attached.

Liquidity and Capital Resources

•

On December 2, 2011, we completed a new $160.0 million first-lien term loan financing agreement and entered into a stand-alone letter of credit facility which provides for the issuance of up to $20 million of letters of credit. The term loan and letter of credit facility both mature on September 30, 2015. In conjunction with this transaction, we repaid the $20.0 million outstanding under our 2007 senior secured revolving credit facility and terminated the facility.

•	Our total liquidity at December 31, 2011 was $111.8 million, which included $146.8 million in cash, reduced by the $35.0 million minimum cash requirement in our term loan.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2011 Results (continued)

•

In addition to the $146.8 million of cash, we also had $15.1 million in restricted cash at December 31, 2011, of which $1.9 million was included in long-term assets. Restricted cash consists of the $14.2 million we used from the proceeds of the term loan to collateralize letters of credit outstanding under the new letter of credit facility and $0.9 million provided as collateral for other casualty insurance obligations.

•

Operating cash flow was negative $18.5 million for the fourth quarter of 2011, as compared to negative $17.6 million for the same quarter last year. Working capital increased in the fourth quarter of 2011, representing an $8.0 million use of cash. In the fourth quarter of 2010, working capital decreased $1.9 million.

•	Capital expenditures were $2.1 million for the current quarter, compared to $0.8 million for the fourth quarter of 2010.

Outlook

Concluding, Mr. Sherman added, “Though 2011 presented us with the fewest number of U.S. single-family housing starts since this downturn began, we significantly improved our results through the continued execution of our strategy, which focuses on pricing discipline, cost containment, preserving liquidity and providing superior customer service. I believe that through the dedication and sacrifices of our employees, we have positioned Builders FirstSource to outperform the competition and take full advantage of the expected housing recovery in our markets. I am truly excited about the future of our company, and am ever-grateful for our employees, customers and vendors that have partnered with us during these trying times.”

Conference Call

Builders FirstSource will host a conference call Friday, February 17, 2012 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-378-0346 (U.S. and Canada) and 719-457-2697 (international). A replay of the call will be available at 3:00 p.m. CT through February 22nd. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 7955949. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 51 distribution centers and 44 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2011 Results (continued)

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the company’s growth strategies, including gaining market share, or the company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

# # #

Contact:

M. Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three months ended		Fiscal year ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands, except per share amounts)

Sales	$192,677	$147,093	$779,093	$700,343
Cost of sales	153,407	119,032	621,148	568,587

Gross margin	39,270	28,061	157,945	131,756

Selling, general and administrative expenses (includes stock-based compensation expense of $914 and $1 ,091 for the three months ended in 2011 and 2010, respectively, and $4,559 and $4,308 for the fiscal year ended in 2011 and 2010, respectively)	47,093	45,632	192,959	194,092
Asset impairments	—	—	—	839
Facility closure costs	442	138	2,461	558

Loss from operations	(8,265)	(17,709)	(37,475)	(63,733)
Interest expense, net	8,080	6,906	24,939	31,672

Loss from continuing operations before income taxes	(16,345)	(24,615)	(62,414)	(95,405)
Income tax expense (benefit)	300	(117)	2,217	(1,112)

Loss from continuing operations	(16,645)	(24,498)	(64,631)	(94,293)
Loss from discontinued operations (net of income tax benefit of $0 in 2011 and 2010, respectively)	(53)	(115)	(364)	(1,215)

Net loss	$(16,698)	$(24,613)	$(64,995)	$(95,508)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.18)	$(0.26)	$(0.68)	$(1.03)
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.01)

Net loss	$(0.18)	$(0.26)	$(0.68)	$(1.04)

Weighted average common shares:
Basic and diluted	95,011	94,904	94,950	91,676

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,
	2011		2010
	(in thousands)

Prefabricated components	$35,560	18.4%	$26,035	17.7%
Windows & doors	47,171	24.5%	36,771	25.0%
Lumber & lumber sheet goods	54,253	28.2%	40,805	27.7%
Millwork	20,160	10.5%	16,663	11.3%
Other building products & services	35,533	18.4%	26,819	18.3%

Total sales	$192,677	100.0%	$147,093	100.0%

	September 30,	September 30,	September 30,	September 30,
	Fiscal year ended December 31,
	2011		2010
	(in thousands)
Prefabricated components	$147,608	18.9%	$135,469	19.3%
Windows & doors	183,313	23.5%	161,079	23.0%
Lumber & lumber sheet goods	225,002	28.9%	201,445	28.8%
Millwork	81,577	10.5%	75,843	10.8%
Other building products & services	141,593	18.2%	126,507	18.1%

Total sales	$779,093	100.0%	$700,343	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$146,833	$103,234
Restricted cash	13,229	—
Accounts receivable, less allowance of $2,138 and $2,444 at December 31, 2011 and 2010, respectively	76,429	59,691
Inventories	73,327	63,810
Other current assets	9,843	8,614

Total current assets	319,661	235,349
Property, plant and equipment, net	48,224	57,068
Goodwill	111,193	111,193
Other assets, net	9,725	9,194

Total assets	$488,803	$412,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,618	$44,866
Accrued liabilities	25,183	26,284
Current maturities of long-term debt	54	5,301

Total current liabilities	73,855	76,451
Long-term debt, net of current maturities	297,455	163,801
Other long-term liabilities	16,269	13,047

Total liabilities	387,579	253,299
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,806 and 96,769 shares issued and outstanding at December 31, 2011 and 2010, respectively	950	949
Additional paid-in capital	359,750	355,194
Accumulated deficit	(259,476)	(194,481)
Accumulated other comprehensive loss	—	(2,157)

Total stockholders’ equity	101,224	159,505

Total liabilities and stockholders’ equity	$488,803	$412,804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	September 30,	September 30,
	Fiscal year ended December 31,
	2011	2010
	(in thousands)

Cash flows from operating activities:
Net loss	$(64,995)	$(95,508)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,041	15,433
Asset impairments	—	839
Amortization of deferred loan costs	1,344	5,955
Amortization of debt discount	106	—
Fair value adjustment of stock warrants	736	—
Deferred income taxes	1,817	(1,235)
Bad debt expense	437	792
Net non-cash income from discontinued operations	—	(3)
Stock compensation expense	4,559	4,308
Net gain on sales of assets	(212)	(258)
Changes in assets and liabilities:
Receivables	(17,175)	40,001
Inventories	(9,517)	(15,788)
Other current assets	(1,229)	(873)
Other assets and liabilities	384	(280)
Accounts payable	3,752	5,296
Accrued expenses	(456)	(399)

Net cash used in operating activities	(66,408)	(41,720)

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,792)	(8,953)
Proceeds from sale of property, plant and equipment	349	602
Increase in restricted cash	(14,165)	—

Net cash used in investing activities	(18,608)	(8,351)

Cash flows from financing activities:
Payments under revolving credit facility	(20,000)	—
Proceeds from issuance of long term debt	155,200	—
Payments of long-term debt and other loans	(5,298)	(105,188)
Deferred loan costs	(1,285)	(50)
Proceeds from rights offering	—	180,107
Payment of recapitalization costs	—	(5,631)
Repurchase of common stock	(2)	(31)

Net cash provided by financing activities	128,615	69,207

Net change in cash and cash equivalents	43,599	19,136
Cash and cash equivalents at beginning of period	103,234	84,098

Cash and cash equivalents at end of period	$146,833	$103,234

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited — dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 16, 2012.

	September 30,	September 30,	September 30,	September 30,
	Three months ended		Fiscal year ended
	December 31,		December 31,
	2011	2010	2011	2010

Reconciliation to Adjusted EBITDA:
Net loss	$(16,698)	$(24,613)	$(64,995)	$(95,508)
Reconciling items:
Depreciation and amortization expense	3,472	3,765	14,041	15,433
Interest expense, net	8,080	6,906	24,939	31,672
Income tax expense (benefit)	300	(117)	2,217	(1,112)
Loss from discontinued operations, net of tax	53	115	364	1,215
Facility closure costs	442	138	2,461	558
Stock compensation expense	914	1,091	4,559	4,308
Other	135	252	1,373	(201)

Adjusted EBITDA	$(3,302)	$(12,463)	$(15,041)	$(43,635)

Adjusted EBITDA as percentage of sales	-1.7%	-8.5%	-1.9%	-6.2%

	Three months ended		Three months ended
	December 31, 2011		December 31, 2010
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax

Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(16,645)		$(24,498)
Reconciling items:
Debt issuance cost write-offs	517	336	643	418
Facility closure costs	442	270	138	85
Tax valuation allowance		6,507		9,448

Adjusted loss from continuing operations		$(9,532)		$(14,547)

Weighted average diluted shares outstanding		95,011		94,904

Adjusted loss from continuing operations per diluted share		$(0.10)		$(0.15)

	Fiscal year ended December 31, 2011		Fiscal year ended December 31, 2010
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax

Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(64,631)		$(94,293)
Reconciling items:
Debt issuance cost write-offs	517	336	4,736	3,079
Facility closure costs	2,461	1,503	558	342
Tax valuation allowance		26,090		35,393

Adjusted loss from continuing operations		$(36,702)		$(55,479)

Weighted average diluted shares outstanding		94,950		91,676

Adjusted loss from continuing operations per diluted share		$(0.39)		$(0.61)